May 7, 2007

Terrell Herring

Re:	Amendment to Stock Option Agreement(s) /Restricted Stock Award Agreement(s) and Employment Agreement

Dear Terry:

As you know, inVentiv Health, Inc. (the “Corporation”) has previously granted to you certain options (the “Options”) to purchase shares of common stock, $0.001 par value, of the Corporation. As of the date hereof, you are the owner of the following Options:

Option Number	Option Grant Date	Number of Option Shares
00001770	12/10/2003	20,000
00001895	9/23/2004	150,000
00002202	1/17/2006	33,750
00002586	1/22/2007	31,211

Additionally, you have been awarded restricted shares of common stock, par value $.001 per share, of the Corporation (the “Restricted Stock”). As of this date hereof, you have been awarded the following Restricted Stock grants:

Award Number	Award Date	Number of Restricted Shares
00002027	3/9/2005	4,000
00002197	1/17/2006	8,438
00002603*	1/22/2007	14,282
00002625	1/22/2007	14,282

* denotes a performance based grant.

We hereby confirm the following:

1. Section 1(c) of each option agreement/notice of grant relating to the Options listed above is hereby amended to provide that such Options and the shares of common stock subject thereto shall immediately vest in the event that your employment with the Corporation is terminated by the Corporation “Without Cause” (as defined in Section 5(d) of the Employment Agreement dated April 8, 2002 between you and the Corporation (the “Employment Agreement”)) within six (6) months following a “Change of Control” (as defined in Section 5(f) of the Employment Agreement) of the Corporation.

2. Section 3 of each of the notices of grant relating to award numbers 00002027, 00002197, and 00002625 is hereby amended to provide that the shares of Restricted Stock subject thereto shall immediately vest in the event that your employment with the Corporation is terminated by the Corporation “Without Cause” within six (6) months following a “Change of Control” (in each case as so defined).

3. Section 3 of the notice of grant relating to award number 00002603 is hereby amended to provide that in the event your employment with the Corporation is terminated by the Corporation “Without Cause” upon or after six (6) months following a “Change of Control” (in each case as so defined), a number of shares of Restricted Stock subject thereto equal to the Target Number (as defined in such notice of grant) shall immediately vest.

2.	Continuing Effectiveness of Stock Option Agreements/ Restricted Stock Awards

Except as modified herein, the above-referenced award documentation remains in full force and effect.

3.	Amendment to Employment Agreement

This letter shall serve to amend the April 8, 2002 Employment Agreement between you and the Company, as amended January 1, 2004, June 15, 2004, October 18, 2004 and January 23, 2006 (the "Employment Agreement") in accordance with the following, which amendment shall be effective as of the date hereof, in the case of paragraphs a. and f. below, and as of July 1, 2007:

a.	Duties.

The first sentence of Section 2 of the Employment Agreement is hereby amended to read as follows:

The Executive shall serve as the Chief Operating Officer of the Company and President & CEO of the Company's inVentiv Commercial Services division and shall perform such duties, functions and responsibilities as are associated with and incident to that position and as the Company may, from time to time, require of him. The Executive shall assume responsibility as the Chief Operating Officer of the Company no later than July 1, 2007.

b.	Base Salary.

The first sentence of Section 3(a) of the Employment Agreement is hereby amended to read as follows:

The Company shall pay the Executive a base salary at an annual rate of $425,000 payable at such times and in accordance with the Company's customary payroll practices as they may be adopted or modified from time to time.

c.	Bonus.

The last sentence of Section 3 (c) of the Employment Agreement is hereby amended to read as follows:

If the Executive remains employed through December 31, 2007, the Executive will be guaranteed a minimum bonus payout of $150,000 for 2007.

d.	Termination Without Cause or for Good Reason.

Section 6 (c) of the Employment Agreement is hereby amended to read as follows:

(i) If the Executive's employment hereunder is terminated by the Company Without Cause pursuant to Section 5(a)(iv) above or For Good Reason pursuant to Section 5 (a)(v) the Company shall award the Executive severance benefits, subject to the terms and conditions of this Agreement and of The Ventiv Health, Inc. Severance Benefit Plan, if applicable as follows: a lump sum payment of fifty two (52) weeks of the Executive’s base pay, minus such deductions as may be required by law or reasonably requested by the Executive to be paid out immediately. If Executive has not secured a new position with a competitive company in the Pharma Services arena within 52-weeks from his termination, the Executive will receive up to an additional twenty six (26) weeks of Executive’s base pay commencing on the first anniversary of the effective date of the termination as long as he has not been employed by, or otherwise rendered services, directly or indirectly, in any capacity to, a company in the pharma services arena prior to such first anniversary and continues to be refrained from being so employed or otherwise rendering such services during such additional 26-week period. The additional twenty six (26) weeks of Executive’s base pay will be paid bi-weekly, reduced by such deductions as may be required by law or reasonably requested by the Executive. In order to be eligible to receive any severance payment pursuant to this paragraph 6(c)(i), the Executive must sign, prior to receiving such severance payment, a valid release and waiver of all claims against the Company relating to the executive’s employment or the termination thereof, in a format to be determined by the Company. No payment shall be made hereunder until at least eight (8) days following the execution and delivery by the Executive of the valid release and waiver.

(ii) If the Executive, on the one hand and either the Chief Executive Officer or the President of the Company, on the other, agree in writing that the Executive's employment shall terminate pursuant to this Section 6(c)(ii), then (x) the Executive acknowledges that such termination shall be deemed a resignation without Good Reason and agrees that the Company shall not have any obligation to pay severance as described in Section 6(c)(i), (y) such resignation shall be effective on the later of (I) July 1, 2008 and (II) the expiration of the notice period provided for in Section 6(e) (measured from the date of such written agreement) and (z) the Company shall award the Executive termination benefits, subject to the terms and conditions of this Agreement and of the inVentiv Health, Inc. Severance Benefit Plan, if applicable, as follows: a lump sum payment of Six (6) months of the Executive’s base pay, minus such deductions as may be required by law or reasonably requested by the Executive to be paid out immediately. In order to be eligible to receive any termination benefit pursuant to this paragraph 6(c)(ii), the Executive must sign, prior to receiving such termination benefit, a valid release and waiver of all claims against the Company relating to the executive’s employment or the termination thereof, in a format to be determined by the Company. No payment shall be made hereunder until at least eight (8) days following the execution and delivery by the Executive of the valid release and waiver.

e.	Notice of Resignation

The following is added as Section 6 (e) of the Employment Agreement:

e. The Executive shall give the Company one (1) months notice prior to any resignation with the exception of resignation pursuant to Section 6(c)(ii). If the Executive resigns pursuant to Section 6(c)(ii), the Executive will give the company two (2) Months notice of the effective date of the resignation.

f. Continuing Effectiveness of Employment Agreement

Except as modified herein, the Employment Agreement dated April 8, 2002, shall remain in full force and effect in accordance with their respective terms.

Very truly yours,

INVENTIV HEALTH, INC.

By: _/s/ Eran Broshy_________________
Eran Broshy
Chairman & CEO

Accepted and agreed to by:__/s/ Terrell Herring_________  Dated:______________         Terrell Herring